                                                                   EXHIBIT 10.11

            SUMMARY OF FISCAL YEAR 1997 SENIOR MANAGEMENT BONUS PLAN

     In April 1996, the Compensation Committee adopted a Senior Management Bonus Plan for the 1997 fiscal year which would reward the Company's senior management personnel with bonus payments if certain revenue and individual performance objectives were achieved. Under the Senior Management Bonus Plan, no bonus pool would be available unless specific revenue objectives were met for the fiscal year. If these objectives were met, then, at the conclusion of the fiscal year, a bonus pool of 25% of the base salary of each member of senior management would become available, and for each $1 million by which the revenue objective was exceeded, an additional .75% of base salary would become available, up to a maximum of 100% of base salary for each member of senior management. Of the available bonus pool, 70% of the bonus of each member of senior management would be based exclusively on the achievement of the corporate revenue objective and the other 30% would be based on the Compensation Committee's assessment of the individual performance of each member of senior management within the context of the senior manager's duties and responsibilities. Because the Company did not meet the established revenue objective for the 1997 fiscal year, no bonuses were paid to the Company's senior management personnel under the Senior Management Bonus Plan.